Exhibit 4.47

(FORM OF FACE OF DEBENTURE)

IF THE DEBENTURE IS TO BE A GLOBAL DEBENTURE, INSERT — [This Debenture is a Global Debenture within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary.  This Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and except as otherwise provided in Section 2.11 of the Indenture (as defined herein) this Debenture may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor Depositary or to a nominee of such successor Depositary.

Unless this Debenture is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

Certificate No. R-1

COUNTRYWIDE FINANCIAL CORPORATION

6.75% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURE

DUE APRIL 1, 2033

$515,463,925	[CUSIP# 222372 AF 1]

COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, as Institutional Trustee of Countrywide Capital IV under that certain Amended and Restated Declaration of Trust dated as of April 11, 2003, or registered assigns, the principal sum of Five Hundred Fifteen Million Four Hundred Sixty Three Thousand Nine Hundred and Twenty Five Dollars ($515,463,925) on April 1, 2033, (the “Stated Maturity”), and to pay interest on said principal sum from April 11, 2003, or from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on January 1, April 1, July 1, and October 1 of each year, commencing July 1, 2003, at the rate of 6.75% per annum (the “Coupon Rate”) until the principal hereof shall have become due and payable, and on any overdue principal and premium, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly.  The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months  and, except as provided in the following sentences, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per calendar month (but not to exceed 30 days in any month). In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment otherwise would have been payable.  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debenture (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the relevant record dates, which will be, as long as this Debenture remains in book-entry form, one Business Day prior to the relevant Interest Payment Date and, in the event this Debenture is not in book-entry form, the December 15, March 15, June 15 and September 15 next preceding the relevant Interest Payment Date.  Payments of interest may be deferred by the Company pursuant to the provisions of Article IV of the First Supplemental Indenture to the Indenture (as defined herein).  Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.  The principal of and the interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts; provided, however, that if this Note is not a Global Debenture payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.  Notwithstanding the foregoing, so long as the Holder of this Debenture is the Institutional Trustee, the payment of the principal of (and premium, if any) and interest on this Debenture will be made at such place and to such account as may be designated by the Institutional Trustee.

The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company and this Debenture is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes.  Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The Company agrees, and by acceptance of a beneficial ownership interest in the Debentures, each beneficial owner of the Debentures will be deemed to have agreed to treat the Debentures as indebtedness of the Company for United States federal income tax purposes.

The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

COUNTRYWIDE FINANCIAL CORPORATION

By:
Name:
Title:

By:
Name:
Title: